As filed with the Securities and Exchange Commission on December 12, 2014. Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM F-6

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

For Depositary Shares

SCENTRE GROUP LIMITED (ABN 66 001 671 496)

SCENTRE MANAGEMENT LIMITED (ABN 41 001 670 579), in its capacity as responsible entity and trustee of SCENTRE GROUP TRUST 1

RE1 LIMITED (ABN 80 145 743 862), in its capacity as responsible entity and trustee of SCENTRE GROUP TRUST 2 (ARSN 146 934 536)

RE2 LIMITED (ABN 41 145 744 065), in its capacity as responsible entity and trustee of SCENTRE GROUP TRUST 3 (ARSN 146 934 652)

(Doing business collectively as SCENTRE GROUP)

(Exact name of issuer of deposited securities as specified in its charter)

N/A

(Translation of issuer's name into English)

Australia

(Jurisdiction of incorporation or organization of issuer)

THE BANK OF NEW YORK MELLON

(Exact name of depositary as specified in its charter)

One Wall Street New York, N.Y. 10286

(212) 495-1784

(Address, including zip code, and telephone number, including area code, of depositary's principal executive offices)

_______________________________

The Bank of New York Mellon

ADR Division

One Wall Street, 11th Floor

New York, New York 10286

(212) 495-1784

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brian D. Obergfell, Esq.

Emmet, Marvin & Martin, LLP

120 Broadway

New York, New York 10271

(212) 238-3032

It is proposed that this filing become effective under Rule 466

[ ] immediately upon filing

[ ] on ( Date ) at ( Time ).

If a separate registration statement has been filed to register the deposited shares, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered	Amount to be registered	Proposed maximum aggregate price per unit (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
American Depositary Shares representing stapled securities, consisting of ordinary shares of Scentre Group Limited and units of each of Scentre Group Trust 1, Scentre Group Trust 2 and Scentre Group Trust 3	100,000,000 American Depositary Shares	$5.00	$5,000,000	$581.00
(1)	For the purpose of this table only the term "unit" is defined as 100 American Depositary Shares.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The prospectus consists of the proposed form of American Depositary Receipt included as Exhibit A to the form of Deposit Agreement filed as Exhibit 1 to this Registration Statement which is incorporated herein by reference.

PART I

INFORMATION REQUIRED IN PROSPECTUS

Item - 1. Description of Securities to be Registered

Cross Reference Sheet

Item Number and Caption	Location in Form of Receipt Filed Herewith as Prospectus
Name and address of depositary	Introductory Article
Title of American Depositary Receipts and identity of deposited securities	Face of Receipt, top center
Terms of Deposit:
(i) The amount of deposited securities represented by one unit of American Depositary Receipts	Face of Receipt, upper right corner
(ii) The procedure for voting, if any, the deposited securities	Articles number 15, 16 and 18
(iii) The collection and distribution of dividends	Articles number 4, 12, 13, 15 and 18
(iv) The transmission of notices, reports and proxy soliciting material	Articles number 11, 15, 16 and 18
(v) The sale or exercise of rights	Articles number 13, 14, 15 and 18
(vi) The deposit or sale of securities resulting from dividends, splits or plans of reorganization	Articles number 12, 13, 15, 17 and 18
(vii) Amendment, extension or termination of the deposit agreement	Articles number 20 and 21
(viii) Rights of holders of Receipts to inspect the transfer books of the depositary and the list of holders of Receipts	Article number 11
(ix) Restrictions upon the right to deposit or withdraw the underlying securities	Articles number 2, 3, 4, 5, 6 and 8
(x) Limitation upon the liability of the depositary	Articles number 14, 18, 19 and 21

3. Fees and Charges	Articles number 7 and 8

Item - 2. Available Information

Public reports furnished by issuer	Article number 11

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item - 3. Exhibits

a.	Form of Deposit Agreement dated as of ____________, 2014 among Scentre Group Limited, Scentre Management Limited, in its capacity as responsible entity and trustee of Scentre Group Trust 1, RE1 Limited, in its capacity as responsible entity and trustee of Scentre Group Trust 2 and RE2 Limited, in its capacity as responsible entity and trustee of Scentre Group Trust 3, The Bank of New York Mellon, as Depositary, and all Owners and Beneficial Owners from time to time of American Depositary Shares issued thereunder. - Filed herewith as Exhibit 1.
b.	Any other agreement to which the Depositary is a party relating to the issuance of the Depositary Shares registered hereby or the custody of the deposited securities represented. - Not Applicable.
c.	Every material contract relating to the deposited securities between the Depositary and the issuer of the deposited securities in effect at any time within the last three years. – Not applicable.
d.	Opinion of Emmet, Marvin & Martin, LLP, counsel for the Depositary, as to legality of the securities to be registered. – Filed herewith as Exhibit 4.
e.	Certification under Rule 466. – Not Applicable.

Item - 4. Undertakings

(a)     The Depositary hereby undertakes to make available at the principal office of the Depositary in the United States, for inspection by holders of the ADRs, any reports and communications received from the issuer of the deposited securities which are both (1) received by the Depositary as the holder of the deposited securities, and (2) made generally available to the holders of the underlying securities by the issuer.

(b)     If the amounts of fees charged are not disclosed in the prospectus, the Depositary undertakes to prepare a separate document stating the amount of any fee charged and describing the service for which it is charged and to deliver promptly a copy of such fee schedule without charge to anyone upon request. The Depositary undertakes to notify each registered holder of an ADR thirty days before any change in the fee schedule.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that all the requirements for filing on Form F-6 are met and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 12, 2014.

Legal entity created by the agreement for the issuance of American Depositary Shares for stapled securities, consisting of ordinary shares of Scentre Group Limited and units of each of Scentre Group Trust 1, Scentre Group Trust 2 and Scentre Group Trust 3.

By: The Bank of New York Mellon,

As Depositary

By: /s/ Robert W. Goad

Name: Robert W. Goad

Title: Managing Director

Pursuant to the requirements of the Securities Act of 1933, Scentre Group Limited has caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in Sydney, Australia, on December 12, 2014.

SCENTRE GROUP LIMITED

By: /s/ Peter K. Allen
Name: Peter K. Allen

Title: Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints Peter K. Allen, Mark A. Bloom, Paul F. Giugni and Maureen T. McGrath, and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead in any and all capacities the Registration Statement and any and all amendments thereto (including post-effective amendments) and any documents in connection therewith, and to file the same with the Securities and Exchange Commission, granting unto each of said attorneys full power to act with or without the other, and full power and authority to do and perform, in his or her name and on his or her behalf, every act whatsoever which such attorneys, or any one of them, may deem necessary or desirable to be done in connection therewith as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on December 12, 2014.

/s/ Peter K. Allen	Chief Executive Officer (Principal Executive
Peter K. Allen	Officer) and Director

/s/ Mark A. Bloom	Chief Financial Officer (Principal
Mark A. Bloom	Accounting Officer)

/s/ Frank P. Lowy, AC	Chairman
Frank P. Lowy, AC

/s/ Brian M. Schwartz, AM	Deputy Chairman
Brian M. Schwartz, AM

/s/ Laurence R. Brindle	Director
Laurence R. Brindle

/s/ Richard F. Egerton - Warburton, AO, LVO	Director
Richard F. Egerton - Warburton, AO, LVO

/s/ Andrew W. Harmos	Director
Andrew W. Harmos

/s/ Michael F. Ilhein	Director
Michael F. Ilhein

/s/ Steven M. Lowy, AM	Director
Steven M. Lowy, AM

/s/ Sandra V. McPhee, AM	Director
Sandra V. McPhee, AM

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE FOREIGN ISSUER IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, this registration statement has been signed by the undersigned in his/her capacity as the duly authorized representative of Scentre Group Limited in the United States on December 12, 2014.

PUGLISI & ASSOCIATES

By: /s/ Donald. J. Puglisi

Name: Donald. J. Puglisi

Title: Managing Director

For and on behalf of Puglisi & Associates

the Authorized U.S. Representative

Pursuant to the requirements of the Securities Act of 1933, Scentre Management Limited, in its capacity as the responsible entity and trustee of Scentre Group Trust 1, has caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in Sydney, Australia, on December 12, 2014.

SCENTRE MANAGEMENT LIMITED, IN ITS CAPACITY AS RESPONSIBLE ENTITY AND TRUSTEE OF SCENTRE GROUP TRUST 1

By: /s/ Peter K. Allen
Name: Peter K. Allen

Title: Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints Peter K. Allen, Mark A. Bloom, Paul F. Giugni and Maureen T. McGrath, and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead in any and all capacities the Registration Statement and any and all amendments thereto (including post-effective amendments) and any documents in connection therewith, and to file the same with the Securities and Exchange Commission, granting unto each of said attorneys full power to act with or without the other, and full power and authority to do and perform, in his or her name and on his or her behalf, every act whatsoever which such attorneys, or any one of them, may deem necessary or desirable to be done in connection therewith as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on December 12, 2014.

/s/ Peter K. Allen	Chief Executive Officer (Principal Executive
Peter K. Allen	Officer) and Director

/s/ Mark A. Bloom	Chief Financial Officer (Principal
Mark A. Bloom	Accounting Officer)

/s/ Frank P. Lowy, AC	Chairman
Frank P. Lowy, AC

/s/ Brian M. Schwartz, AM	Deputy Chairman
Brian M. Schwartz, AM

/s/ Laurence R. Brindle	Director
Laurence R. Brindle

/s/ Richard F. Egerton - Warburton, AO, LVO	Director
Richard F. Egerton - Warburton, AO, LVO

/s/ Andrew W. Harmos	Director
Andrew W. Harmos

/s/ Michael F. Ilhein	Director
Michael F. Ilhein

/s/ Steven M. Lowy, AM	Director
Steven M. Lowy, AM

/s/ Sandra V. McPhee, AM	Director
Sandra V. McPhee, AM

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE FOREIGN ISSUER IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, this registration statement has been signed by the undersigned in his/her capacity as the duly authorized representative of Scentre Management Limited, in its capacity as responsible entity and trustee of Scentre Group Trust 1, in the United States on December 12, 2014.

PUGLISI & ASSOCIATES

By: /s/ Donald. J. Puglisi

Name: Donald. J. Puglisi

Title: Managing Director

For and on behalf of Puglisi & Associates

the Authorized U.S. Representative

Pursuant to the requirements of the Securities Act of 1933, RE1 Limited, in its capacity as the responsible entity and trustee of Scentre Group Trust 2, has caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in Sydney, Australia, on December 12, 2014.

RE1 LIMITED, IN ITS CAPACITY AS RESPONSIBLE ENTITY AND TRUSTEE OF SCENTRE GROUP TRUST 2

By: /s/ Peter K. Allen
Name: Peter K. Allen

Title: Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints Peter K. Allen, Mark A. Bloom, Paul F. Giugni and Maureen T. McGrath, and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead in any and all capacities the Registration Statement and any and all amendments thereto (including post-effective amendments) and any documents in connection therewith, and to file the same with the Securities and Exchange Commission, granting unto each of said attorneys full power to act with or without the other, and full power and authority to do and perform, in his or her name and on his or her behalf, every act whatsoever which such attorneys, or any one of them, may deem necessary or desirable to be done in connection therewith as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on December 12, 2014.

/s/ Peter K. Allen	Chief Executive Officer (Principal Executive
Peter K. Allen	Officer) and Director

/s/ Mark A. Bloom	Chief Financial Officer (Principal
Mark A. Bloom	Accounting Officer)

/s/ Frank P. Lowy, AC	Chairman
Frank P. Lowy, AC

/s/ Brian M. Schwartz, AM	Deputy Chairman
Brian M. Schwartz, AM

/s/ Laurence R. Brindle	Director
Laurence R. Brindle

/s/ Richard F. Egerton - Warburton, AO, LVO	Director
Richard F. Egerton - Warburton, AO, LVO

/s/ Andrew W. Harmos	Director
Andrew W. Harmos

/s/ Michael F. Ilhein	Director
Michael F. Ilhein

/s/ Steven M. Lowy, AM	Director
Steven M. Lowy, AM

/s/ Sandra V. McPhee, AM	Director
Sandra V. McPhee, AM

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE FOREIGN ISSUER IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, this registration statement has been signed by the undersigned in his/her capacity as the duly authorized representative of RE1 Limited, in its capacity as responsible entity and trustee of Scentre Group Trust 2, in the United States on December 12, 2014.

PUGLISI & ASSOCIATES

By: /s/ Donald. J. Puglisi

Name: Donald. J. Puglisi

Title: Managing Director

For and on behalf of Puglisi & Associates

the Authorized U.S. Representative

Pursuant to the requirements of the Securities Act of 1933, RE2 Limited, in its capacity as the responsible entity and trustee of Scentre Group Trust 3, has caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in Sydney, Australia, on December 12, 2014.

RE2 LIMITED, IN ITS CAPACITY AS RESPONSIBLE ENTITY AND TRUSTEE OF SCENTRE GROUP TRUST 3

By: /s/ Peter K. Allen
Name: Peter K. Allen

Title: Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints Peter K. Allen, Mark A. Bloom, Paul F. Giugni and Maureen T. McGrath, and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead in any and all capacities the Registration Statement and any and all amendments thereto (including post-effective amendments) and any documents in connection therewith, and to file the same with the Securities and Exchange Commission, granting unto each of said attorneys full power to act with or without the other, and full power and authority to do and perform, in his or her name and on his or her behalf, every act whatsoever which such attorneys, or any one of them, may deem necessary or desirable to be done in connection therewith as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on December 12, 2014.

/s/ Peter K. Allen	Chief Executive Officer (Principal Executive
Peter K. Allen	Officer) and Director

/s/ Mark A. Bloom	Chief Financial Officer (Principal
Mark A. Bloom	Accounting Officer)

/s/ Frank P. Lowy, AC	Chairman
Frank P. Lowy, AC

/s/ Brian M. Schwartz, AM	Deputy Chairman
Brian M. Schwartz, AM

/s/ Laurence R. Brindle	Director
Laurence R. Brindle

/s/ Richard F. Egerton - Warburton, AO, LVO	Director
Richard F. Egerton - Warburton, AO, LVO

/s/ Andrew W. Harmos	Director
Andrew W. Harmos

/s/ Michael F. Ilhein	Director
Michael F. Ilhein

/s/ Steven M. Lowy, AM	Director
Steven M. Lowy, AM

/s/ Sandra V. McPhee, AM	Director
Sandra V. McPhee, AM

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE FOREIGN ISSUER IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, this registration statement has been signed by the undersigned in his/her capacity as the duly authorized representative of RE2 Limited, in its capacity as responsible entity and trustee of Scentre Group Trust 3, in the United States on December 12, 2014.

PUGLISI & ASSOCIATES

By: /s/ Donald. J. Puglisi

Name: Donald. J. Puglisi

Title: Managing Director

For and on behalf of Puglisi & Associates

the Authorized U.S. Representative

INDEX TO EXHIBITS

Exhibit Number	Exhibit

1	Form of Deposit Agreement dated as of ____________, 2014 among Scentre Group Limited, Scentre Management Limited, in its capacity as responsible entity and trustee of Scentre Group Trust 1, RE1 Limited, in its capacity as responsible entity and trustee of Scentre Group Trust 2 and RE2 Limited, in its capacity as responsible entity and trustee of Scentre Group Trust 3, The Bank of New York Mellon, as Depositary, and all Owners and Beneficial Owners from time to time of American Depositary Shares issued thereunder.

4	Opinion of Emmet, Marvin & Martin, LLP, counsel for the Depositary, as to legality of the securities to be registered.